Exhibit 5.1

[Letterhead of Hillis Clark Martin & Peterson P.S.]

August 17, 2023

Nautilus, Inc.

17750 SE 6th Way

Vancouver, WA 98683

Ladies and Gentlemen:

We have acted as counsel to Nautilus, Inc., a Washington corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”), with the Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the resale, from time to time, by the selling shareholder identified therein of up to 4,098,362 shares of the Company’s common stock, at no par value per share (the “Common Stock”) it may acquire upon the exercise of outstanding warrants to purchase Common Stock (the “Warrants”, and the Common Stock issuable upon exercise of the Warrants, the “Warrant Shares”) as described in the Registration Statement, with such Warrants being currently issued and outstanding.

In connection with rendering this opinion letter, we have examined the Certificate of Incorporation, the Bylaws of the Company, the forms of the Warrants and such other corporate records, agreements, documents and instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and we have made such inquiries of such officers and representatives, as we have deemed necessary or appropriate for the purposes of this opinion letter.

In so acting, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all documents submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion letter, we have relied, without independent verification, upon certificates and representations of representatives of the Company and public officials.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that if issued in accordance with the terms of the respective Warrants on the date hereof, the Warrant Shares would be duly authorized, validly issued, fully paid and non-assessable.

Nautilus, Inc.

August 17, 2023

This opinion letter is limited in all respects to the Washington Business Corporation Act (RCW 23B), and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinion expressed herein. This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion letter is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinion contained herein. This opinion letter is being rendered for the benefit of the Company in connection with the matters addressed herein.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus that is part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Hillis Clark Martin & Peterson P.S.

Hillis Clark Martin & Peterson P.S.